UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement

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UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

May 11, 2015

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2015

Dear Stockholder:

This proxy statement supplement (the “Proxy Supplement”) updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 8, 2015 regarding the 2015 Annual Meeting of Stockholders of United Stationers Inc. to be held on May 20, 2015 at 2:00 p.m. Central Time at the Company’s office located at one Parkway North Boulevard, Suite 100, Deerfield, Illinois (the “Annual Meeting”). Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that our Board of Directors (the “Board”) appointed Robert B. Aiken, Jr., a member of the Board of Directors, as our interim President and Chief Executive Officer, effective May 4, 2015, to serve until such time as the Board appoints a permanent President and Chief Executive Officer. Mr. Aiken is a nominee for election as a Class II Director at the Annual Meeting.

Mr. Aiken will continue to serve as a member of the Board while carrying out his additional responsibilities as interim President and Chief Executive Officer. Mr. Aiken will not be deemed an independent director for purposes of the NASDAQ listing standards while he is serving as interim President and Chief Executive Officer and for that reason has resigned from the Board’s Finance Committee. As of the date of this Proxy Supplement, no compensation terms for Mr. Aiken have been determined.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

By Order of the Board of Directors,

Eric A. Blanchard Secretary